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                                                                   Exhibit 23.1


We consent to the incorporation by reference in Registration Statement Form S-8 (No. 333-88475) pertaining to the Amended and Restated 1990 Stock Option plan, Form S-8 (No. 333-39309) pertaining to the Non-Qualified Stock Options, and Form S-8 (No. 333-14145) pertaining to the 1990 Stock Option Plan, 1994 Non-Employee Director Stock Option Plan and Non-Qualified Stock Options all of Toreador Royalty Corporation of our report dated March 2, 2000, with respect to the Historical Statement of Revenues and Direct Operating Expenses of the Lario Oil and Gas Properties acquisition for the year ended December 31, 1999 and included in its Current Report on Form 8-K/A dated March 3, 2000 and filed on January 6, 2000 filed with the Securities and Exchange Commission.


Ernst & Young LLP

March 3, 2000